UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2018 (September 14, 2018)

Altaba Inc.

(Exact name of registrant as specified in its charter)

Delaware	811-23264	77-0398689
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

140 East 45th Street, 15th Floor, New York, New York	10017
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 679-2000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 7.01 Regulation FD Disclosure

Completion of Yahoo Japan Offering

On September 14, 2018, Altaba Inc. (“Altaba” or the “Fund”) completed the sale (the “YJ Sale”) of 1,363,531,700 shares of common stock of Yahoo Japan Corporation (“Yahoo Japan”) at a price of ¥354 per share. As a result of the YJ Sale, the Fund no longer holds any shares of Yahoo Japan common stock. The Fund received net proceeds from the sale, after underwriting commissions, of approximately $4.3 billion.

Share Repurchase Program

The Board of Directors of the Fund authorized a new share repurchase program, pursuant to which the Fund may, from time to time, purchase up to $5.75 billion of its common stock through, without limitation, market purchases, privately negotiated transactions or other methods of acquiring shares. The date and time of such repurchases will depend upon market conditions. All repurchases will be made in compliance with, and at such times as permitted by, federal securities laws and may be suspended or discontinued at any time. This new share repurchase authorization, which became effective upon completion of the YJ Sale, supersedes the existing buyback program, which was authorized in February 2018.

Litigation Updates

There have been recent updates in the following litigation matters:

•

U.S. and California consumer class actions. (In Re: Yahoo! Inc. Customer Data Security Breach Litigation, Case No. 5:16-md-02752-LHK (N.D. Cal.) and Yahoo! Inc. Private Information Disclosure Cases, Case No. JCCP 4895 (Ca. Sup. Ct.)). Altaba, Verizon Communications Inc. (“Verizon”) and plaintiffs’ counsel have reached an agreement in principle to resolve all pending claims. The agreement in principle is subject to certain conditions, including Court approval and therefore may not result in a final settlement. If a definitive agreement is reached which receives Court approval, Altaba would be responsible for one-half of the total settlement costs (with Verizon responsible for the other one-half pursuant to a commitment entered into in connection with its acquisition of Altaba’s legacy Internet business).

•

Federal securities class action. (In re Yahoo! Inc. Securities Litigation, Case No. 5:17-cv-00373-LHK (N.D. Cal.)). On September 6, 2018, the Court granted final approval to the shareholder class action settlement.

•

Shareholder derivative litigation. (Spain v. Marissa Mayer, et al., Case No. 17CV207054 (Cal. Sup. Ct.), The LR Trust, et al. v. Marissa Mayer, et al., Case No. 17CV306525 (Cal. Sup. Ct.), Plumbers and Pipefitters National Pension Fund v. Marissa Mayer, et al., Case No. 17CV310992 (Cal. Sup. Ct.), Oklahoma Firefighters Pension and Retirement System v. Eric Brandt, et al., Case No. 2017 0133 SG (Del. Ch. Ct.) and In re: Yahoo! Inc. Shareholder Derivative Litigation, Case No. 5:17-cv-00787-LHK (N.D. Cal.)). The parties to the shareholder derivative cases have negotiated a definitive agreement to resolve all claims. The agreement is subject to Court approval and therefore may not result in a final settlement. If approved, the agreement will result in a net payment to Altaba.

As a result of the recent developments described above, Altaba has estimated an additional net amount of approximately $47 million in litigation settlement expenses. (The net amount includes settlement expenses incurred or reasonably estimated to be incurred with respect to the two class action cases offset by the estimated recovery from the shareholder derivative litigation.)

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Letter to Shareholders sent by Thomas J. McInerney, Chief Executive Officer of Altaba Inc. on September 17, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTABA INC.

By:	/s/ Arthur Chong
Name:	Arthur Chong
Title:	General Counsel and Secretary

Date: September 17, 2018